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Exhibit 99.3

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

The Special Committee of the Board of Directors
Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523

The Special Committee of the Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated February 9, 2014, to the Special Committee of the Board of Directors of Inland Diversified Real Estate Trust, Inc. ("Inland Diversified") as Annex E to, and reference thereto under the headings "Summary—Opinion of Inland Diversified's Financial Advisor" and "The Merger—Opinion of Inland Diversified's Financial Advisor" in, the joint proxy statement/prospectus relating to the proposed transaction involving Inland Diversified and Kite Realty Group Trust ("Kite Realty"), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Kite Realty. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

March 18, 2014

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  Exhibit 99.3
[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]